EXHIBIT 11

UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES

Statement Re: Computations of Per Share Earnings

For the Five Years Ended December 31, 2003

(Millions of Dollars, except per share amounts)

	2003	2002	2001	2000	1999
Net Income	$2,361	$2,236	$1,938	$1,808	$1,531
ESOP Convertible Preferred Stock dividend	(24)	(31)	(31)	(32)	(33)

Basic earnings for period	$2,337	$2,205	$1,907	$1,776	$1,498

ESOP Convertible Preferred Stock adjustment	23	29	28	28	28

Diluted earnings for period	$2,360	$2,234	$1,935	$1,804	$1,526

Basic average number of shares outstanding during the period (thousands)	473,775	472,441	470,252	470,124	465,611

Stock awards (thousands)	7,017	7,067	9,156	11,256	13,806
ESOP Convertible Preferred Stock (thousands)	22,115	26,071	25,978	26,630	27,287

Diluted average number of shares outstanding during the period (thousands)	502,907	505,579	505,386	508,010	506,704

Basic earnings per common share	$4.93	$4.67	$4.06	$3.78	$3.22
Diluted earnings per common share	$4.69	$4.42	$3.83	$3.55	$3.01